DE JOYA & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
Telephone: 702.938.0493
Facsimile: 702.920.8049


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Aptus Corp.


We consent to the use of our report dated March 31, 2004 in the Registration Statement on Form SB-2 and related prosepctus of Aptus Corp. filed on August 31, 2004.



/s/ De Joya & Company
De Joya & Company
Certified Public Accountants



Las Vegas, NV
August 31, 2004